JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Securities— Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Technology Select Sector SPDR® Fund due June 4, 2027

Fact Sheet dated May 20, 2024 to Preliminary Pricing Supplement dated May 17, 2024

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Underlyings:	S&P 500® Index, Russell 2000® Index (each, an “Index”) and Technology Select Sector SPDR® Fund (the “Fund”)
Pricing Date[1]:	May 30, 2024
Issue Date[1]:	June 4, 2024
Calculation Day[1,2]:	June 1, 2027
Stated Maturity Date[1,2]:	June 4, 2027
Principal Amount:	$1,000 per security (100% of par)

Maturity Payment Amount:

•  if the ending value of the lowest performing Underlying is greater than its starting value: $1,000 plus the lesser of:

(i)  $1,000 × underlying return of the lowest performing Underlying × upside participation rate; and

(ii) the maximum upside return;

•  if the ending value of the lowest performing Underlying is less than or equal to its starting value, but greater than or equal to its threshold value:

$1,000 + ($1,000 × absolute value return of the lowest performing Underlying); or

•  if the ending value of the lowest performing Underlying is less than its threshold value:

$1,000 + [$1,000 × (underlying return of the lowest performing Underlying + buffer amount)]

Lowest Performing Underlying	The Underlying with the lowest underlying return
Maximum Upside Return:	At least 36.00% of the principal amount (at least $360.00 per security) (to be provided in the pricing supplement)
Upside Participation Rate:	100%
Absolute Value Return:	For each Underlying, the absolute value of its underlying return
Starting Value:	For each Underlying, its closing value on the pricing date
Ending Value:	For each Underlying, its closing value on the calculation day
Buffer Amount:	30%
Threshold Value:	For each Underlying, 70% of its starting value
Underlying Return:	For each Underlying, (ending value – starting value) / starting value
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48135MA65
Fees and Commissions:	Up to 2.825% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.25% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.35% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.

Summary of Terms (continued)

Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

*Assumes a maximum upside return equal to the lowest maximum upside return

If the ending value of the lowest performing Underlying is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of that Underlying in excess of the buffer amount, and you will lose some, and possibly up to 70%, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $957.30 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $930.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/
1665650/000121390024044851/ea174555_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, product supplement and underlying supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. Please review the risk disclosure carefully.

•      If the Ending Value of the Lowest Performing Underlying Is Less Than Its Threshold Value, You Will Lose Up to 70% of the Principal Amount of Your Securities at Maturity.

•      Your Return Will Be Limited to the Maximum Upside Return and May Be Lower Than the Return on a Direct Investment in the Securities Composing or Held by Any Underlying If the Underlying Return of the Lowest Performing Underlying Is Positive.

•      Your Potential for a Positive Return from Depreciation of the Lowest Performing Underlying Is Limited.

•      The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•      As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.

•      You Are Exposed to the Risk of Decline in the Value of Each Underlying.

•      Your Payment at Maturity Will Be Determined by the Lowest Performing Underlying.

•      You Will Be Subject to Risks Resulting from the Relationship Among the Underlyings.

•      No Interest or Dividend Payments or Voting Rights

•      Lack of Liquidity

•      The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•      The Tax Consequences of an Investment in the Securities Are Uncertain.

•      Potential Conflicts

•      The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•      The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•      The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•      The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•      Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•      Many Economic and Market Factors Will Impact the Value of the Securities.

•      Each of JPMorgan Chase & Co. and Wells Fargo & Company (the Parent Company of WFS) Is Currently One of the Companies that Make Up the S&P 500® Index.

•      An Investment in the Securities Is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index

•      There Are Risks Associated with the Fund.

•      The Performance and Market Value of the Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Fund’s Underlying Index As Well As the Net Asset Value Per Share.

•      The Securities Are Subject to Risks Associated with the Technology Sector with Respect to the Fund.

•      The Anti-Dilution Protection for the Fund Is Limited and May Be Discretionary.

•      The Maturity Payment Amount Will Depend upon the Performance of Each Underlying and Therefore the Securities Are Subject to the Risks Associated with the Underlyings, as Discussed in the Accompanying Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.